Exhibit 10.13
HDW DIESEL SALE AND PURCHASE AGREEMENT
between
CONOCOPHILLIPS COMPANY,
as Seller,
and
CALUMET PENRECO, LLC,
as Buyer.
January 1, 2008
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS(**).

HDW DIESEL SALE AND PURCHASE AGREEMENT
          In consideration of the covenants contained in this Agreement, ConocoPhillips Company (the “Seller”) and Calumet Penreco, LLC (the “Buyer”) agree as follows:
Recitals:
          WHEREAS, the Seller purchases HDW Diesel from Excel Paralubes pursuant to the Co-Products Sale and Purchase Agreement between Excel Paralubes and Seller’s predecessor, Conoco Inc., dated May 12, 1995;
          WHEREAS, the Seller has agreed to sell all of such HDW Diesel to the Buyer and the Buyer has agreed to purchase such HDW Diesel from the Seller for the purpose of further value upgrading the HDW Diesel to be sold as finished solvents, white oils or other specialty products and not for resale as a feedstock or into fuels markets; and
          WHEREAS, Buyer and Seller wish to set forth the terms and conditions under which Buyer shall purchase and Seller shall sell the HDW Diesel under this Agreement;
          NOW, THEREFORE, in consideration of the terms and covenants contained in this Agreement, the Seller and the Buyer agree as follows:
ARTICLE I
EFFECTIVE DATE
          This Agreement shall be effective as of January 1, 2008 (the “Effective Date”).
ARTICLE II
DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings:
          Section 2.1. “Agreement” shall mean this HDW Diesel Sale and Purchase Agreement between the Seller and the Buyer and all Exhibits attached hereto.
          Section 2.2. “ASTM” means American Society for Testing Materials.
          Section 2.3 “Barrel” means 42 U.S. standard gallons of 231 cubic inches per gallon corrected for temperature to 60° Fahrenheit in accordance with the latest edition of ASTM-D-1250 Petroleum Measurement Table 6B.
          Section 2.4. “BPD” means barrels per day.
          Section 2.5. “Effective Date” has the meaning ascribed to that term in Article I.
          Section 2.6. “Event of Default” has the meaning assigned to such term in Article XIV.
          Section 2.7. “Excel Paralubes” means the Texas general partnership of that name.
          Section 2.8. “HDW Diesel” means the diesel stream that is produced from the Hydrodewaxer unit at the Excel Paralubes Facility in Westlake, Louisiana, and is transferred from Excel Paralubes to Seller pursuant to the Co-Products Sale and Purchase Agreement described in the first Recital above.
          Section 2.9. “Initial Term” means the period beginning at the beginning of the Effective Date and ending at the end of September 30, 2017.
          Section 2.10. “Party” means either Seller or Buyer and its respective successors and assigns and “Parties” means both Seller and Buyer and their respective successors and assigns.

          Section 2.11. “Refinery” means Excel Paralubes’ facility located at Westlake, Louisiana.
          Section 2.12 “Renewal Term” means a period of one year during which this Agreement is in effect.
          Section 2.13. “Supplemental Volumes” means those volumes of a product or product having characteristics similar to HDW Diesel, but manufactured as a result of intentionally injecting hydrotreater diesel into a dewaxer.
          Section 2.14. “Term” means the Initial Term of this Agreement plus all Renewal Terms.
ARTICLE III
TERM AND TERMINATION
          Section 3.1. Upon the expiration of the Initial Term and upon the expiration of any Renewal Term, this Agreement shall be automatically renewed for a Renewal Term, subject to the provisions of Section 3.2 below.
          Section 3.2. Either Party may terminate this Agreement effective at the end of the Initial Term or at the end of a Renewal Term by giving written notice to the other Party not less than one year before the end of such Initial Term or Renewal Term, as the case may be.
          Section 3.3. Notwithstanding anything to the contrary in this Article III, Seller may terminate this Agreement at any time without cause with at least one year’s written notice. In the event that this Agreement is terminated as provided in this Section 3.3, Seller shall reimburse Buyer for any penalties incurred by Buyer if Buyer terminates its processing agreement with South Hampton Refining Co. because of the early termination of this Agreement.
ARTICLE IV
VOLUME AND QUALITY
          Section 4.1. Seller shall make available to Buyer all of the volume of HDW Diesel that Seller is able to purchase and receive from Excel Paralubes pursuant to the May 12, 1995 Co-Products Sale and Purchase Agreement between Seller and Excel Paralubes. By way of illustration (and not for the purpose of establishing any minimum, maximum or typical volume of HDW Diesel that may be supplied hereunder), the volume of HDW Diesel Seller was able to purchase and receive from Excel Paralubes during 2006 and the first six months of 2007 was:

Month/Year	Barrels	Month/Year	Barrels	Month/Year	Barrels
Jan-06	64,868	Jul-06	54,940	Jan-07	59,394
Feb-06	4,289	Aug-06	59,264	Feb-07	47,018
Mar-06	489	Sep-06	53,164	Mar-07	66,336
Apr-06	53,940	Oct-06	49,581	Apr-07	53,270
May-06	61,215	Nov-06	55,014	May-07	53,902
Jun-06	56,277	Dec-06	39,276	Jun-07	43,738
          Section 4.2. For planning purposes:
(a)	at the end of every month, the Buyer shall furnish the Seller with a good faith estimate of the total volumes of HDW Diesel which the Buyer will require during each month for the following three (3) months;

(b)	at or as soon as practical after the Effective Date and before September 1 of subsequent calendar year of the Term, the Buyer shall furnish the Seller with a good faith estimate of the total volumes of HDW Diesel which the Buyer will require during the succeeding calendar year;

(c)	at the end of every month, the Seller shall furnish the Buyer with a good faith estimate of the total volumes of HDW Diesel which the Seller expects to purchase and receive from Excel Paralubes during each month for the following three (3) months; and

(d)	at or as soon as practical after the Effective Date and before September 1 of subsequent calendar year of the Term, the Seller shall furnish the Buyer with a good faith estimate of the total volumes of HDW Diesel which the Seller expects to purchase and receive from Excel Paralubes during the succeeding calendar year.
          Section 4.3. The HDW Diesel shall meet the specifications established from time to time by Excel Paralubes. If Buyer requests a change in specifications, and if Excel Paralubes is willing to accommodate that request, the price of HDW Diesel sold hereunder shall be adjusted to include cost incurred due to the change. At the Effective Date, the specifications for HDW Diesel are as follows:

PMCC, Flashpoint, degrees F	*	*
D-86 90% Point, degrees F	*	*
ASTM D1500 Color	*	*
          Section 4.4. From time to time, Buyer may request and Seller may supply Supplemental Volume having the same specifications as HDW Diesel. Seller shall supply Supplemental Volume upon Buyer’s request if Excel Paralubes produces Supplemental Volume; the decision to produce or not to produce Supplemental Volume is solely within the discretion of Excel Paralubes and of its partners, including Seller. Neither Seller nor Excel Paralubes has any obligation to produce Supplemental Volume or to sell or deliver Supplemental Volume to Buyer. No Supplemental Volume has been delivered to Seller by Excel Paralubes during 2006 or the first six months of 2007.
ARTICLE V
DELIVERY; TITLE AND RISK OF LOSS
          The HDW Diesel purchased and sold under this Agreement shall be delivered by the Seller, and title to and risk of loss of such HDW Diesel shall pass to the Buyer, at the custody transfer point at which the HDW Diesel leaves Excel Paralubes’ truck loading flange and is delivered into Buyer’s hired truck transports.
ARTICLE VI
MEASUREMENT
          Section 6.1. The volume of HDW Diesel and Supplemental Volumes delivered pursuant to this Agreement shall be determined by metering the HDW Diesel as it is delivered through Excel Paralubes’ truck rack.
          Section 6.2. Supplemental Volumes processed and delivered under this Agreement will be metered by Excel Paralubes and the relevant processing fee will billed according to that metered volume.
ARTICLE VII
PRICE
          Section 7.1. The purchase price per barrel of HDW Diesel (and, to the extent Supplemental Volume is supplied hereunder, of Supplemental Volume) shall be equal to ** plus the blending fee.
          Section 7.2. For purposes of Section 7.1, the “blending fee” shall be $** per gallon of product sold. The blending fee may be recalculated periodically but recalculation may occur no more than once in a twelve-month period.
          Section 7.3. To the extent Supplemental Volume is supplied hereunder, a monthly amount equal to the Supplemental Volume (as determined pursuant to Section 5.2) times the processing fee will be invoiced separately each month. The “processing fee” is based on the actual cost to produce the Supplemental Volumes (an example of this calculation is set forth in Exhibit A).
          Section 7.4. Should any published price referenced in Section 7.1 cease to be published, the Parties will agree upon an acceptable substitute price reference source. All purchase price adjustments contained in Section 7.1 (such as quality and transportation), reflect market and industry practices, conditions and requirements as of the effective date of this Agreement. Material changes in such market and industry factors may necessitate modifications to these purchase price adjustments. In such event, the Parties shall meet and negotiate in good faith modifications to the purchase price adjustments.

ARTICLE VIII
PAYMENT
          Section 8.1. By the fifteenth (15th) calendar day of a month (“Month 2”), Seller shall invoice Buyer for estimated volume of HDW Diesel for Month 2 (the lesser of the volume determined pursuant to Section 4.2(a) or Section 4.2(c)) using the price calculated according to the formula set forth in Section 7.1 for the immediately preceding month (“Month 1”), plus or minus an invoice adjustment to the extent that the volume of HDW Diesel with respect to Month 1 measured pursuant to Article VI multiplied by the price calculated for Month 1 is less than or greater than the amount actually invoiced with respect to Month 1. For example, if in January the volume for January were estimated to be 10,000 barrels pursuant to Section 4.2, and if the price in December were calculated to be $50.00 per barrel, the unadjusted invoice would be $500,000. If in February the volume of Feedstock for January were known to have been 8,000 barrels (and without regard to any other adjustment in the January invoice), the adjustment to the February invoice would be ($100,000).
          Section 8.2. Seller shall invoice Buyer for the actual Supplemental Volume and applicable processing fee (pursuant to Section 7.3) by the fifteenth (15th) calendar day of the month following the month of delivery.
          Section 8.3. Payments shall be made in full, by wire transfer no later than three (3) business days after receipt by Buyer of the invoice, without any adjustments, discounts or setoffs, except in cases of bona fide disputes, in which cases only the disputed amount will be withheld. Such payments shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law. In the event Buyer fails to make any payments on or before the due date, Seller shall have the right to charge interest from the due date on the amount of the overdue payment at a per annum rate which shall be the lower of (a) the prime rate plus two percent (2%), or (b) the maximum interest rate permitted by law. Prime rate shall mean, for any day, the rate of interest announced by JP Morgan Chase Bank (or its successors or an acceptable substitute agreed to by the Parties) as its prime lending rate.
          Section 8.4. The Seller reserves the right to withhold delivery of HDW Diesel to the Buyer at any time the Buyer’s account becomes more than thirty (30) days past due.
ARTICLE IX
CLAIMS
          Section 9.1. The Seller shall have no liability to the Buyer for any defect in the quality of the HDW Diesel delivered pursuant to this Agreement unless:
(a)	the Buyer gives the Seller written notice of the Buyer’s claim of defect within ninety (90) days after delivery of the HDW Diesel or, with respect to a latent defect, within seven (7) days after the Buyer has discovered such latent defect, but in no event more than one hundred twenty (120) days after delivery; and

(b)	the Seller is given reasonable opportunity to inspect the HDW Diesel or analyze the Buyer’s retained samples, which analysis must occur within fifteen (15) days after Seller receives notice of defect.
          Section 9.2. Nothing contained in this Article shall limit the defenses which the Seller may have against such claims.
ARTICLE X
EXCLUSTION OF WARRANTIES AND LIMITATIONS OF LIABILITY
          Section 10.1. Warranties. Seller warrants that it has title to the HDW Diesel it delivers under this Agreement, that the HDW Diesel is free from all liens, encumbrances and security interests, and that the HDW Diesel conforms to the specifications as provided in Section 4.3. THESE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY WARRANTY OF MERCHANTYABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER EXPRESS OR IMPLIED.
          Section 10.2. Liability. Seller’s liability under this Agreement for breach of warranty shall, at Seller’s option, be limited to:
(a)	replacement of the HDW Diesel, or

(b)	refund to Buyer of an amount of money not to exceed the purchase price paid to Seller for the HDW Diesel.

          Section 10.3. Damages. In no event shall either Party be liable to the other for incidental or consequential damages under this Agreement.
ARTICLE XI
INDEMNIFICATION
          Section 11.1. Seller’s Liability. Seller shall indemnify Buyer from and against any claim for:
(a)	personal injury to or loss of life of any employee, contractor, invitee or agent of Seller, and

(b)	loss of or damage to any property of Seller, arising out of this Agreement. This indemnification applies regardless of the cause or reason therefore and regardless of whether claims arise as a result of the sole or concurrent negligence of Buyer.
          Section 11.2. Buyer’s Liability. Buyer shall indemnify Seller from and against any claim for:
(a)	personal injury to or loss of life of any employee, contractor, invitee or agent of Buyer, and

(b)	loss of or damage to any property of Buyer, arising out of this Agreement. This indemnification applies regardless of the cause or reason therefore and regardless of whether claims arise as a result of the sole or concurrent negligence of Seller.
          Section 11.3. Third Party Liability. Except as otherwise provided in this Article, Buyer and Seller shall indemnify each other from and against claims from third parties arising out of or connected to this Agreement, to the extent of each Party’s own negligence.
ARTICLE XII
TAXES
          Buyer will reimburse Seller for any applicable sales, use or excise taxes imposed by any taxing authority on Seller, arising from the sale of HDW Diesel to Buyer by Seller, within thirty (30) days after receipt of Seller’s invoice to Buyer. Seller will be responsible for remitting to the taxing authority such applicable sales, use or excise taxes arising from the sale of HDW Diesel to Buyer by Seller.
ARTICLE XIII
FORCE MAJEURE
          Section 13.1. Force Majeure. Except for the payment of matured obligations of money, neither Party shall be liable to the other for failure or delay in performance hereunder to the extent that the failure or delay is due to an event of force majeure, which is herein defined to include: war (whether declared or undeclared), fire, flood, lightning, earthquake, storm or any act of God; strikes, lockouts or other labor difficulties, civil disturbances, riot, sabotage, accident, any official order or directive or industry-wide request or suggestion by any governmental authority or instrumentality thereof which, in the reasonable judgment of the party affected, makes it necessary to cease or reduce production; any disruption of labor or breakdown of machinery; any inability to secure necessary materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, or any other contingency beyond the control of the affected Party, which interferes with the performance hereunder.
          Section 13.2. Suspension of Performance. Except for the payment of matured obligations of money, performance under this Agreement shall be suspended during the period of such force majeure to the extent made necessary by the force majeure; provided, however, the settlement of strikes, lockouts, industrial disputes or disturbances shall be entirely within the discretion of the Party so settling.
          Section 13.3. No Extension. No curtailment, suspension or acceptance of performance pursuant to this force majeure section shall operate to extend the Term of, or to terminate this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the force majeure event. Seller shall not be required to make up any deliveries of HDW Diesel not made as a result of force majeure, and Buyer shall not be required to take or purchase any quantities of HDW Diesel not delivered or received due to an event of force majeure.

          Section 13.4 Notice of Force Majeure. Upon the occurrence of any event of force majeure, the Party claiming force majeure shall notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the force majeure event and the performance to be affected by the event of force majeure under this Agreement.
          Section 13.5 Replacement of HDW Diesel. In the event that Seller is unable to deliver HDW Diesel because of an occurrence under this Article XIII, Buyer may elect to obtain replacement HDW Diesel from other sources to the extent required to meet Buyer’s reasonable anticipated requirements for the duration of the event of force majeure. Buyer will incur no liability or other obligation with respect to Seller for such emergency replacement purchases of HDW Diesel, nor shall the Term of this Agreement be extended as a result of the event of force majeure.
          Section 13.6. Excel Paralubes Co-Products Sale and Purchase Agreement Force Majeure. In the event Excel Paralubes declares an event of force majeure under the Co-Products Sale and Purchase Agreement between Excel Paralubes and Seller, which event of force majeure prevents the sale of the HDW Diesel to Seller thereunder, then Seller may also declare an event of force majeure hereunder.
ARTICLE XIV
EVENT OF DEFAULT
          Section 14.1. Event of Default. The failure of Buyer or Seller to perform or comply with any material term or condition of this Agreement shall constitute an Event of Default hereunder unless cured pursuant to Section 14.2.
          Section 14.2. Notice of Default and Opportunity to Cure. No event shall be deemed to be an Event of Default under this Agreement unless the non-defaulting Party shall first have given written notice to the other Party of any alleged Event of Default, specifying the nature of the alleged Event of Default, and the Party receiving such notice shall have failed within thirty (30) days of the date of receipt of such notice to remedy or cure any such alleged Event of Default; provided, however, that if any Event of Default cannot reasonably be cured within thirty (30) days, the commencement of the cure of such Event of Default within such thirty (30) day period shall be deemed to be a cure of such Event of Default for purposes of this Section, provided such cure is diligently prosecuted to completion.
          Section 14.3. Remedies. Upon the occurrence of any Event of Default under this Agreement which has not been cured as permitted pursuant to Section 14.2 above, the non-defaulting Party shall have the right (without an election of remedies and without limiting the non-defaulting Party in the exercise of any right or remedy which the non-defaulting party may have by reason of such Event of Default) to exercise all remedies available at law or equity, including the bringing of an action for damages on account of such Event of Default.
ARTICLE XV
ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that any assignment by either Party without the prior written consent of the other Party shall be void. Further, provided, that Seller may assign this Agreement or any interest herein, without Buyer’s consent, to any party providing financing to Seller. Neither Party’s consent shall be required for any assignment by either Party to any of its subsidiaries or affiliates, or to any company to which all or substantially all of the assets of either Party may be assigned.
ARTICLE XVI
NOTICES
          Section 16.1. Form of Notice. Any notice or correspondence to be given with respect to this Agreement shall be in writing or shall be given orally and confirmed in writing by letter, and delivered personally, by certified mail, or by facsimile addressed to the respective Party at the address stated below or such other address as either Party shall designate from time to time.

If to Seller, addressed to:
ConocoPhillips Company
P.O. Box 2197, Houston, Texas 77252
600 North Dairy Ashford Road, Houston, Texas 77079
Attention:           Manager, Financial Planning and Analysis
                            Lubricants and Specialty Products Business Unit
Facsimile:           (281) 293-3474
If to Buyer, addressed to:
Calumet Penreco, LLC
% Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Attention:           Vice President and CFO
Phone:                (317) 328-5660
Facsimile:           (317) 328-5676
          Section 16.2. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt (confirmed by answer back) if received during the recipient’s normal business hours, or on the next business day after receipt if not received during the recipient’s normal business hours.
ARTICLE XVII
AGREEMENT AMENDMENT PROCEDURES
          The parties may amend this Agreement, including any exhibit hereto, by signing an amendment specifying the new terms, including an effective date.
ARTICLE XVIII
WARNINGS
          Section 18.1. A Material Safety Data Sheet for HDW Diesel is attached hereto and made a part hereof as Exhibit B. The Seller may from time to time provide supplementary Material Safety Data Sheets. The Buyer shall advise its employees about the hazards of HDW Diesel, as well as the precautionary procedures for handling HDW Diesel, which are set out in such Material Safety Data Sheet or supplementary Material Safety Data Sheets.
          Section 18.2 The Buyer shall give to any third party to whom Buyer, its parent, subsidiaries or affiliates convey HDW Diesel, a copy of the Material Safety Data Sheet or supplementary Material Safety Data Sheets it has received from the Seller.
ARTICLE XIX
AUDITS
          The Buyer shall have the right to audit the Seller’s relevant books and records in order to verify (i) the cost and other data used by the Seller each month to calculate the HDW Diesel price under Article VII of this Agreement, and (ii) the amount of any taxes, fees, or other charges billed to the Buyer pursuant to Article XII of this Agreement. The audit shall take place during the Seller’s normal business hours on mutually agreeable dates at the locations where the records are located. Only the results of the audit and not the specifically audited data shall be disclosed by the Buyer’s auditors, unless the Buyer is required to judicially pursue a claim against the Seller.
ARTICLE XX
ARBITRATION
          Section 20.1. Negotiation. If any dispute relating to this Agreement arises between the Parties, the Parties will first enter into good faith negotiations to resolve the dispute in a commercially reasonable manner. The negotiations will be held by representatives of each party who have the authority to settle any claims arising out of the dispute.

          Section 20.2. Arbitration. If a dispute cannot be resolved through good faith negotiations, the dispute will be submitted for resolution by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrations will apply the laws of the State of Texas to resolve the dispute. The arbitration will take place in Houston, Texas, no later than one hundred twenty (120) days after a request for arbitration is field by a Party with the American Arbitration Association. Judgment upon an arbitration award shall be final and may be entered in any court having jurisdiction over the Party against which enforcement thereof is sought. This arbitration provision will survive the termination of this Agreement.
          Section 20.3. Alternative Arbitration. As an alternative to the arbitration procedure set forth in Section 20.2 above, the Parties may (but will not be required to) agree to an expedited dispute resolution process which will be completed no later than thirty (30) days after the date the Parties agree in writing to pursue this expedited process. Under the expedited process, the dispute will be submitted to a panel consisting of one executive level manager from each Party who has the authority to settle any claims arising out of the dispute. These managers will attempt to resolve the dispute within seven (7) business days after the date the Parties agree to pursue the expedited process. If the mangers are unable to resolve the dispute within this time period, such dispute will be submitted to a single arbitrator from a pre-approved list of qualified, independent arbitrators. The arbitrator will conduct the remainder of the expedited process in Houston, Texas, and will apply the laws of the State of Texas and the Commercial Arbitration Rules of the American Arbitration Association to resolve the dispute. The decision of the arbitrator will be final and may be entered into any court having jurisdiction over the Party against which enforcement thereof is sought.
ARTICLE XXI
MISCELLANEOUS
          Section 21.1. Waiver of Breach. No waiver by Seller or Buyer of any breach of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach of the same or any other terms and conditions.
          Section 21.2. Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Texas and, where applicable, the laws of the United States.
          Section 21.3. Headings. The headings are for the convenience of the Parties only and shall not be interpreted as part of this Agreement.
          Section 21.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforce to the maximum extent permissible under applicable law, so long as the material economic and legal interests of either Party are not affected in any adverse manner.
          Section 21.5 Multiple Counterparts. This Agreement and the exhibits attached hereto contain the entire agreement among the Parties. This Agreement may be executed and acknowledged in multiple counterparts and by different Parties in separate counterparts, each of which shall be an original but all of which shall be and constitute one instrument.
          Section 21.6 Entire Agreement. This Agreement and the exhibits attached hereto constitute and contain the entire Agreement between Buyer and Seller as to the subject matter set forth herein; there are no promises, representations or warranties other than as set forth in this Agreement. No alteration or amendment of this Agreement will be effective unless it is in writing and signed by Buyer and Seller.
          EXECUTED to be effective as of the date first above set forth.

CALUMET PENRECO, LLC		CONOCOPHILLIPS COMPANY

By:	/s/ R. Patrick Murray, II	By:	/s/ G.T. Goff

Title:	Vice President & CFO	Title:	Vice President

EXHIBIT A
EXAMPLE OF PROCESSING FEE CALCULATION
PRODUCE ADD’N DEWAXED DIESEL PROCESSING FEE -
Example

Operating Costs
Description	Qty.	Units	Price	$/Bbl
Hydrogen	250	SCF’s/Bbl	$1.89/MSCF	0.47
Fuel Gas	88	SCF’s/Bbl	$5.56/MSCF	0.48
Electricity	6.110898388	KWH/Bbl	0.0507	0.31	Assumed 25% of Excel’s electricity costs are incurred in the Dewaxer
License Fee	— Does Not Apply to Diesel + Lighter —

			Sub-Total	1.26

Yield Loss
WABT Increases 1F

0.05% Loss HVN ==> Diesel				0.0125	HVN valued at $25.04/Bbl Diesel
0.15% Loss HVN ==> MVN				0.0063	HVN Valued at $4.20/Bbl over MVN
			Sub-Total	0.02

			Total	1.28	Cost per barrel to Produce Add’n Dewaxer Diesel

			Total, cpg	3.04
HDW Use of Total Plant Electricity Consumption ==>25%

	Total Plant
	KWH	HDW KWH Used,	HDW Feed
	Used	Calculated	Bbls
Y20001	190,500,673	47,625,168	7,773,981
Y2002	197,237,003	49,309,251	8,088,557

2-Yr Totals	387,737,676	96,934,419	15,862,538

EXHIBIT B
MATERIAL SAFETY DATA SHEETS

MSDS Code: 776548	Page 1/6
Status: Final	Date of Issue: 20-Dec-2005
MATERIAL SAFETY DATA SHEET
Conosol® HDW
1. PRODUCT AND COMPANY IDENTIFICATION

Product Name:	Conosol® HDW
Synonyms:	Petroleum Distillate
Intended Use:	Solvent

Responsible Party:	Penreco
8701 New Trails Dr. Suite 175
The Woodlands, TX 77381
Customer Service:	800-245-3952
www.penreco.com
Technical Information:	800-245-3952
Emergency Overview
24 Hour Emergency Telephone Numbers:
Spill, Leak, Fire or Accident Call CHEMTREC:
North America: (800) 424-9300
Others: (703)527-3887 (collect)
California Poison Control System: (800) 356-3219
Health Hazards/Precautionary Measures: Avoid contact with skin and clothing. Wash thoroughly after handling.
Physical Hazards/Precautionary Measures: Keep away from all sources of ignition.

Appearance:	Clear
Physical Form:	Liquid
Odor:	Hydrocarbon
NFPA 704 Hazard Class:

Health:	1 (Slight)
Flammability:	1 (Slight)
Instability:	0 (Least)
2. COMPOSITION / INFORMATION ON INGREDIENTS
NON-HAZARDOUS COMPONENTS

	Concentration
Component / CAS No:	(wt %)	ACGIH:	OSHA:	NIOSH:	Other:
Hydrotreated Middle Distillate 64742-46-7	100	NE	NE	NE	100 mg/m3 TWA*
Note: State, local or other agencies or advisory groups may have established more stringent limits. Consult an industrial hygienist or similar professional, or your local agencies, for further information.
1%=10,000 PPM.
NE=Not Established

MSDS Code: 776548	Page 2/6
Status: Final	Date of Issue: 20-Dec-2005
3. HAZARDS IDENTIFICATION
Potential Health Effects
Eye: Contact may cause mild eye irritation including stinging, watering, and redness.
Skin: Contact may cause mild skin irritation including redness, and a burning sensation. Prolonged or repeated contact can worsen irritation by causing drying and cracking of the skin leading to dermatitis (inflammation). No harmful effects from skin absorption are expected.
Inhalation (Breathing): No information available. Studies by other exposure routes suggest a low degree of toxicity by inhalation.
Ingestion (Swallowing): No harmful effects expected from ingestion. ASPIRATION HAZARD — This material can enter lungs during swallowing or vomiting and cause lung inflammation and damage.
Signs and Symptoms: Effects of overexposure may include irritation of the digestive tract, irritation of the respiratory tract, nausea, diarrhea, transient excitation followed by signs of nervous system depression (e.g.; headache, drowsiness, dizziness, loss of coordination, disorientation and fatigue).
Cancer: There is inadequate information to evaluate the cancer hazard of this material. See Section 11 for information on the individual components, if any.
Target Organs: Not Evaluated
Developmental: No data available for this material.
Pre-Existing Medical Conditions: Conditions aggravated by exposure may include skin disorders.
4. FIRST AID MEASURES
Eye: If irritation or redness develops, move victim away from exposure and into fresh air. Flush eyes with clean water. If symptoms persist, seek medical attention.
Skin: Remove contaminated shoes and clothing and cleanse affected area(s) thoroughly by washing with mild soap and water. If irritation or redness develops and persists, seek medical attention.
Inhalation (Breathing): If respiratory symptoms develop, move victim away from source of exposure and into fresh air. If symptoms persist, seek medical attention. If victim is not breathing, clear airway and immediately begin artificial respiration. If breathing difficulties develop, oxygen should be administered by qualified personnel. Seek immediate medical attention.
Ingestion (Swallowing): Aspiration hazard: Do not induce vomiting or give anything by mouth because this material can enter the lungs and cause severe lung damage. If victim is drowsy or unconscious and vomiting, place on the left side with the head down. If possible, do not leave victim unattended and observe closely for adequacy of breathing. Seek medical attention.
5. FIRE-FIGHTING MEASURES
Flammable Properties:

Flash Point:	>220°F / 104°C
Test Method:	Pensky-Martens Closed Cup (PMCC), ASTM D93, EPA 1010
OSHA Flammability Class:	Not applicable
LEL%:	0.58
UEL%:	No data
Autoignition Temperature:	442°F / 228°C
Unusual Fire & Explosion Hazards: This material may burn, but will not ignite readily. Vapors are heavier than air and can accumulate in low areas. If container is not properly cooled, it can rupture in the heat of a fire.
Extinguishing Media: Dry chemical, carbon dioxide, foam, or water spray is recommended. Water or foam may cause frothing of materials heated above 212° F. Carbon dioxide can displace oxygen. Use caution when applying carbon dioxide in confined spaces.

MSDS Code: 776548	Page 3/6
Status: Final	Date of Issue: 20-Dec-2005
Fire Fighting Instructions: For fires beyond the incipient stage, emergency responders in the immediate hazard area should wear bunker gear. When the potential chemical hazard is unknown, in enclosed or confined spaces, or when explicitly required by DOT, a self contained breathing apparatus should be worn. In addition, wear other appropriate protective equipment as conditions warrant (see Section 8).
Isolate immediate hazard area, keep unauthorized personnel out. Stop spill/release if it can be done with minimal risk. Move undamaged containers from immediate hazard area if it can be done with minimal risk.
Water spray may be useful in minimizing or dispersing vapors and to protect personnel. Cool equipment exposed to fire with water, if it can be done with minimal risk. Avoid spreading burning liquid with water used for cooling purposes.
6. ACCIDENTAL RELEASE MEASURES
This material may burn, but will not ignite readily. Keep all sources of ignition away from spill/release.
Stay upwind and away from spill/release. Notify persons down wind of the spill/release, isolate immediate hazard area and keep unauthorized personnel out. Stop spill/release if it can be done with minimal risk. Wear appropriate protective equipment including respiratory protection as conditions warrant (see Section 8).
Prevent spilled material from entering sewers, storm drains, other unauthorized drainage systems, and natural waterways. Dike far ahead of spill for later recovery or disposal. Spilled material may be absorbed into an appropriate absorbent material.
Notify fire authorities and appropriate federal, state, and local agencies. Immediate cleanup of any spill is recommended.
7. HANDLING AND STORAGE
Handling: Do not enter confined spaces such as tanks or pits without following proper entry procedures such as ASTM D-4276 and 29CFR 1910.146. The use of appropriate respiratory protection is advised when concentrations exceed any established exposure limits (see Sections 2 and 8).
Do not wear contaminated clothing or shoes. Use good personal hygiene practices.
“Empty” containers retain residue and may be dangerous. Do not pressurize, cut, weld, braze, solder, drill, grind, or expose such containers to heat, flame, sparks, or other sources of ignition. They may explode and cause injury or death. “Empty” drums should be completely drained, properly bunged, and promptly shipped to the supplier or a drum reconditioner. All containers should be disposed of in an environmentally safe manner and in accordance with governmental regulations.
Storage: Keep container(s) tightly closed. Use and store this material in cool, dry, well-ventilated areas away from heat and all sources of ignition. Store only in approved containers. Keep away from any incompatible material (see Section 10). Protect container(s) against physical damage.
8. EXPOSURE CONTROLS / PERSONAL PROTECTION
Engineering controls: If current ventilation practices are not adequate to maintain airborne concentrations below the established exposure limits (see Section 2), additional engineering controls may be required.
Personal Protective Equipment (PPE):
Respiratory: The use of respiratory protection is advised when concentrations are expected to exceed the established exposure limits (see Section 2). Depending on the airborne concentration, use a respirator with appropriate cartridges (NIOSH certified) or supplied-air equipment.
Skin: The use of gloves impervious to the specific material handled is advised to prevent skin contact, possible irritation, and skin damage (see glove manufacturer literature for information on permeability). Depending on conditions of use, apron and/or arm covers may be necessary.
Eye/Face: Approved eye protection to safeguard against potential eye contact, irritation, or injury is recommended. Depending on conditions of use, a face shield may be necessary.

MSDS Code: 776548	Page 4/6
Status: Final	Date of Issue: 20-Dec-2005
Other Protective Equipment: A source of clean water should be available in the work area for flushing eyes and skin. Impervious clothing should be worn as needed.
Suggestions for the use of specific protective materials are based on readily available published data. Users should check with specific manufacturers to confirm the performance of their products.
9. PHYSICAL AND CHEMICAL PROPERTIES
Note: Unless otherwise stated, values are determined at 20°C (68°F) and 760 mm Hg (1 atm).

Appearance:	Clear
Physical Form:	Liquid
Odor:	Hydrocarbon
Odor Threshold:	No data
pH:	Not applicable
Vapor Pressure (mm Hg):	< 0. 1
Vapor Density (air=1):	No data
Boiling Point:	420-690°F/ 216-366°C
Solubility in Water:	Insoluble
Solubility in Other Solvents:	Soluble in hydrocarbons
Partition Coefficient (n-octanol/water) (Kow):	No data
Specific Gravity:	0.83-0.84 @ 60°F (15.6°C)
Evaporation Rate (nBuAc=1):	No data
Flash Point:	>220°F / 104°C
Test Method:	Pensky-Martens Closed Cup (PMCC), ASTM D93, EPA 1010
LEL%:	0.58
UEL%:	No data
Autoignition Temperature:	442°F / 228°C
Decomposition Temperature:	No data
10. STABILITY AND REACTIVITY
Stability: Stable under normal ambient and anticipated storage and handling conditions of temperature and pressure.
Conditions to Avoid: Avoid high temperatures and all sources of ignition (see Sections 5 and 7).
Materials to Avoid (Incompatible Materials): Avoid contact with acids and oxidizers such as chlorine and other halogens, chromates, perchlorates, peroxides and oxygen.
Hazardous Decomposition Products: Combustion car yield carbon dioxide, carbon monoxide.
Hazardous Polymerization: Will not occur.
11. TOXICOLOGICAL INFORMATION
Chronic Data:
Hydrotreated Middle Distillate (64742-46-7)
Carcinogenicity: Prolonged and repeated skin exposure of mice to certain middle distillate streams has resulted in dermatitis, which has been associated with the promotion of skin tumors via a non-genotoxic mechanism. This material has not been identified as a carcinogen by NTP, IARC, or OSHA.
Acute Data:
Hydrotreated Middle Distillate (64742-46-7)
Dermal LD50 = >2.0 g/kg (No deaths) (Rabbit)
           LC50 = 4600 mg/m3/4 hr. (Rat)
      Oral LD50 =>5 g/kg (No deaths) (Rat)
Based on: Similar Material

MSDS Code: 776548	Page 5/6
Status: Final	Date of Issue: 20-Dec-2005
12. ECOLOGICAL INFORMATION
Not evaluated at this time.
13. DISPOSAL CONSIDERATIONS
This material if discarded as produced, is not a RCRA “listed” hazardous waste. However, it should be fully evaluated for hazardous waste characteristics prior to disposal (40 CFR 261). Use which results in chemical or physical change or contamination may subject it to regulation as a hazardous waste. Along with properly characterizing all waste materials, consult state and local regulations regarding the proper disposal of this material.
Container contents should be completely used and containers should be emptied prior to discard. Container rinsate could be considered a RCRA hazardous waste and must be disposed of with care and in full compliance with federal, state and local regulations. Larger empty containers, such as drums, should be returned to the distributor or to a drum reconditioner. To assure proper disposal of smaller empty containers, consult with state and local regulations and disposal authorities.
14. TRANSPORTATION INFORMATION
DOT
Shipping Description: Not Regulated
Note: Material is unregulated unless shipped by land in a packaging having a capacity of 3500 gallons or more. Then the provisions of 49 CFR. Part 130 apply.
IMDG
Shipping Description: Not regulated
ICAO/IATA
Shipping Description: Not regulated
15. REGULATORY INFORMATION
U.S. Regulations:

EPA SARA 311/312 (Title III Hazard Categories)

Acute Health:	No
Chronic Health:	No
Fire Hazard:	No
Pressure Hazard:	No
Reactive Hazard:	No
SARA-Section 313 and 40 CFR 372:
This material contains the following chemicals subject to the reporting requirements of SARA 313 and 40 CFR 372: —None Known—
EPA (CERCLA) Reportable Quantity (in pounds):
—None Known—
CERCLA / SARA — Section 302 Extremely Hazardous Substances and TPQs (in pounds):
This material contains the following chemicals subject to the reporting requirements of SARA 302 and 40 CFR 372:
California Proposition 65:
Warning: This material contains the following chemicals which are known to the State of California to cause cancer, birth defects or other reproductive harm, and are subject to the requirements of California Proposition 65 (CA Health & Safety Code Section 25249.5):
— None Known —
Carcinogen Identification:
This material has not been identified as a carcinogen by NTP, IARC, or OSHA.

MSDS Code: 776548	Page 6/6
Status: Final	Date of Issue: 20-Dec-2005
TSCA:
All components are listed on the TSCA inventory.
International Regulations:
Canadian Regulations: This product has been classified in accordance with the hazard criteria of the Controlled Products Regulations (CPR) and the MSDS contains all the information required by the CPR.
Domestic Substances List: Listed
WHMIS Hazard Class:
Not Regulated
International Inventories:
All components are listed on the following inventories:
Australia (AICS)
Canada (DSL)
China
Europe(EINECS)
Korea (Existing and Evaluated Chemical Substances)
Philippines (PICCS)
US (TSCA)
16. OTHER INFORMATION

Issue Date:	20-D6C-2005
Previous Issue Date:	None
Product Code:	100266
Revised Sections or Basis for Revision:	New MSDS
MSDS Code:	776548
Disclaimer of Expressed and implied Warranties:
The information presented in this Material Safety Data Sheet is based on data believed to be accurate as of the date this Material Safety Data Sheet was prepared. HOWEVER, NO WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY IS EXPRESSED OR IS TO BE IMPLIED REGARDING THE ACCURACY OR COMPLETENESS OF THE INFORMATION PROVIDED ABOVE, THE RESULTS TO BE OBTAINED FROM THE USE OF THIS INFORMATION OR THE PRODUCT, THE SAFETY OF THIS PRODUCT, OR THE HAZARDS RELATED TO ITS USE. No responsibility is assumed for any damage or injury resulting from abnormal use or from any failure to adhere to recommended practices. The information provided above, and the product, are furnished on the condition that the person receiving them shall make their own determination as to the suitability of the product for their particular purpose and on the condition that they assume the risk of their use. In addition no authorization is given nor implied to practice any patented invention without a license.